As filed with the Securities and Exchange Commission on July 8, 2025

Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

RED VIOLET, INC.
(Exact name of registrant as specified in its charter)

____________________

Delaware (State or other jurisdiction of incorporation or organization)	82-2408531 (I.R.S. Employer Identification No.)
2650 North Military Trail, Suite 300 Boca Raton, Florida (Address of Principal Executive Offices)	33431 (Zip Code)

Amended and Restated Red Violet, Inc. 2018 Stock Incentive Plan

(Full title of the plan)

Joshua Weingard, Esq.

Corporate Secretary

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431
(Name and address of agent for service)

____________________

(561) 757-4000
(Telephone number, including area code, of agent for service)

____________________

With a copy to:

Christina C. Russo, Esq.
Akerman LLP
The Main Las Olas, Suite 1800
201 East Las Olas Boulevard
Fort Lauderdale, Florida 33301
(954) 463-2700

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act").

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

On April 17, 2025, the Board of Directors of Red Violet, Inc. (the “Company”) approved the Amended and Restated Red Violet, Inc. 2018 Stock Incentive Plan (the “Plan”), subject to stockholder approval at the Company’s 2025 Annual Meeting of Stockholders, which would, among other things, increase the number of shares of its common stock, $0.001 par value per share (the “Common Stock”), authorized for issuance under the Plan from 6,500,000 shares of Common Stock to 7,500,000 shares of Common Stock (the “Plan Increase”). On June 10, 2025, the Plan (including the Plan Increase) was approved by the Company’s stockholders at the 2025 Annual Meeting of Stockholders. The Company previously filed a Registration Statement on Form S-8 (Reg. No. 333-224147) on April 4, 2018 registering an aggregate of 3,000,000 shares of Common Stock under the Plan, a Registration Statement on Form S-8 (Reg. No 333-238947) on June 5, 2020 registering an additional 1,500,000 shares of Common Stock under the Plan and a Registration Statement on Form S-8 (Reg. No 333-265289) on May 27, 2022 registering an additional 2,000,000 shares of Common Stock Under the Plan (collectively, the “Earlier Registration Statements”). The Company is filing this Registration Statement on Form S-8 to register an additional 1,000,000 shares of Common Stock authorized under the Plan. The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

I-1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Copies of the foregoing documents will be provided without charge upon written or oral request directed to the Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

I-2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

•
Our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025, including portions of the Company's Proxy Statement on Schedule 14A filed with the SEC on April 28, 2025, to the extent incorporated by reference into such Annual Report on Form 10-K;
•
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 7, 2025;
•
Our Current Reports on Form 8-K filed with the SEC on March 5, 2025 and June 10, 2025; and
•
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 filed with the SEC on February 28, 2018, as amended on March 5, 2018 and March 12, 2018, and declared effective by the SEC on March 15, 2018, as updated by the description of capital stock contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Red Violet, Inc.

Attn: Legal Department
2650 North Military Trail, Suite 300
Boca Raton, Florida 33431
Tel: (561) 757-4000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporations Law (the "DGCL"), which Red Violet is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Under Article 6 of the Amended and Restated Bylaws (the "Bylaws"), expenses (including attorneys’ fees) reasonably incurred by a director or officer of Red Violet or, if while serving as director or officer of Red Violet, was serving at the request of Red Violet as a director, officer, employee or agent of another corporation, partnership, joint venture, enterprise or nonprofit entity in defending any civil, criminal, administrative or investigative action, suit or proceeding, whether civil, criminal, administrative or investigative, will be paid by Red Violet in advance of the final disposition of such action, suit or proceeding to the fullest extent not prohibited by applicable law, and, if required by law, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Red Violet as authorized in the Bylaws. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL and Article 6 of the Bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, provision of the Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Additionally, Article 9 of the Amended and Restated Certificate of Incorporation provides that a director of Red Violet will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Red Violet carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to Red Violet and its subsidiaries for sums paid to directors and officers as indemnification for similar liability. Red Violet has entered into Indemnification Agreements with its executive officers and directors providing for advancement of expenses and indemnification to the fullest extent permissible under DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Red Violet has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

5.1	Opinion of Akerman LLP.*

10.1	Amended and Restated Red Violet, Inc. 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on June 10, 2025). +

23.1	Consent of Akerman LLP (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).*

107	Filing Fee Table.*

* +	Filed herewith. Management contract or compensatory plan or arrangement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida on the July 8, 2025.

Red Violet, Inc.

By:	/s/ Derek Dubner
Derek Dubner
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Derek Dubner and Daniel MacLachlan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act or things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Derek Dubner	Chief Executive Officer and Chairman	July 8, 2025
Derek Dubner	(Principal Executive Officer)

/s/ Daniel MacLachlan	Chief Financial Officer	July 8, 2025
Daniel MacLachlan	(Principal Financial and Accounting Officer)

/s/ William Livek	Director	July 8, 2025
William Livek

/s/ Steven D. Rubin	Director	July 8, 2025
Steven D. Rubin

/s/ Lisa Stanton	Director	July 8, 2025
Lisa Stanton

/s/ Greg Strakosch	Director	July 8, 2025
Greg Strakosch